EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On December 1, 2006, Crocs, Inc. (the “Company”) completed its previously announced acquisition of 100% of the membership interests of Jibbitz, LLC, a Colorado limited liability company (“Jibbitz”), for $10 million in cash. The cash purchase price is subject to adjustment based on the closing date balance sheet of Jibbitz.  The Company also paid off approximately $3.2 million in accrued liabilities of Jibbitz at the closing.  The membership interests of Jibbitz were acquired pursuant to a membership interest purchase agreement (the “Agreement”) by and among the Company and the members of Jibbitz dated September 29, 2006. The Agreement also provides for potential earn-out consideration for the former Jibbitz members of up to an additional $10 million based on Jibbitz’s earnings before interest and taxes over the three years following the closing of the acquisition. The unaudited pro forma condensed consolidated balance sheet reflects the pro forma balance sheet of the Company as if the acquisition had occurred as of September 30, 2006. The unaudited pro forma condensed consolidated statements of operations of the Company’s for the year ended December 31, 2005 and nine months ended September 30, 2006 gives pro forma effect to the acquisition as if it had occurred at the inception of Jibbitz (August 2, 2005). The purchase price allocation presented herein is preliminary; accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected herein.

The unaudited pro forma condensed consolidated financial statements do not purport to represent what our actual results of operations would have been had the acquisition occurred on the dates indicated or for any future period or date. The unaudited pro forma condensed consolidated financial statements have been prepared for illustrative purposes only. The pro forma adjustments give effect to available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated balance sheets and statements of operations should be read in conjunction with Crocs’ historical financial statements and related notes, as well as “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s previously filed Annual Reports on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

CROCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2006

(In thousands)

	Historical		Pro Forma		Pro Forma
	Crocs, Inc.	Jibbitz, LLC	Adjustments		Crocs, Inc.
ASSETS
Current assets:
Cash and cash equivalents	$57,880	$520	$(10,575	)(a)	$47,825
Short-term investments	25,400	—	—		25,400
Accounts receivable—net	60,651	536	(4	)(b)	61,183
Inventories	49,128	1,534	—		50,662
Deferred tax assets	1,636	—	2	(c)	1,638
Prepaid expenses and other current assets	10,233	169	(92	)(d)	10,310
Total current assets	204,928	2,759	(10,669)		197,018
Property and equipment—net	24,713	214	—		24,927
Goodwill	350	—	6,833	(e)	7,183
Intangible assets—net	8,106	209	1,461	(f)	9,776
Deferred tax assets	1,532	—	—		1,532
Other assets	902	4	(4	)(g)	902
Total assets	$240,531	$3,186	$(2,379)		$241,338
LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$30,459	$683	$(177	)(b)	$30,965
Accrued expenses and other current liabilities	21,716	199	102	(a)	22,017
Income taxes payable	6,424	—	—		6,424
Note payable, line of credit, and current portion of long-term debt and capital lease obligations	817	575	(575	)(g)	817
Total current liabilities	59,416	1,457	(650)		60,223
Long-term debt and capital lease obligations, net of current portion	1,550	—	—		1,550
Deferred tax liabilities	1,880	—	—		1,880
Other liabilities	260	—	—		260
Total liabilities	63,106	1,457	(650)		63,913
Stockholders’/members’ equity	177,425	1,729	(1,729	)(h)	177,425
Total	$240,531	$3,186	$(2,379)		$241,338

See notes to unaudited pro forma condensed consolidated financial statements.

CROCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

(In thousands, except share and per share data)

	Historical		Pro Forma		Pro Forma
	Crocs, Inc.	Jibbitz, LLC(1)	Adjustments		Crocs, Inc.
Revenues	$108,581	$111	$—		$108,692
Cost of sales	47,773	73	14	(d)	47,860
Gross profit	60,808	38	(14)		60,832
Selling, general and administrative expenses	33,916	52	495	(f)	34,463
Income (loss) from operations	26,892	(14)	(509)		26,369
Interest expense	611	2	(2	)(g)	611
Other (income)—net	(8)	—	—		(8)
Income (loss) before income taxes	26,289	(16)	(507)		25,766
Income tax expense (benefit)	9,317	—	(186	)(c)	9,131
Net income (loss)	16,972	(16)	(321)		16,635
Dividends on redeemable convertible preferred shares	275	—	—		275
Net income (loss) attributable to common stockholders	$16,697	$(16)	$(321)		$16,360
Income per common share:
Basic	$0.51				$0.49
Diluted	$0.51				$0.49
Weighted average common shares:
Basic	25,493,577				25,493,577
Diluted	33,570,000				33,570,000

(1)               For the period from Inception (August 2, 2005) through December 31, 2005.

See notes to unaudited pro forma condensed consolidated financial statements.

CROCS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2006

(In thousands, except share and per share data)

	Historical		Pro Forma		Pro Forma
	Crocs, Inc.	Jibbitz, LLC	Adjustments		Crocs, Inc.
Revenues	$241,824	$8,275	$(32	)(b)	$250,067
Cost of sales	106,348	2,549	46	(b)(d)	108,943
Gross profit	135,476	5,726	(78)		141,124
Selling, general and administrative expenses	70,345	2,168	548	(b)(f)	73,061
Income from operations	65,131	3,558	(626)		68,063
Interest expense	533	32	(32	)(g)	533
Other (income)—net	(1,310)	—	—		(1,310)
Income before income taxes	65,908	3,526	(594)		68,840
Income tax expense	22,275	—	993	(c)	23,268
Net income	43,633	3,526	(1,587)		45,572
Dividends on redeemable convertible preferred shares	33	—	—		33
Net income attributable to common stockholders	$43,600	$3,526	$(1,587)		$45,539
Income per common share:
Basic	$1.19				$1.24
Diluted	$1.10				$1.15
Weighted average common shares:
Basic	36,675,319				36,675,319
Diluted	39,726,845				39,726,845

See notes to unaudited pro forma condensed consolidated financial statements.

CROCS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.                   Basis of Presentation

The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Crocs, Inc. (“the Company”) and Jibbitz, LLC. (“Jibbitz”) after giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated balance sheet reflects the unaudited pro forma condensed consolidated balance sheet of the Company as if the acquisition had occurred as of September 30, 2006. The unaudited pro forma condensed consolidated statements of operations of the Company for the year ended December 31, 2005 and nine months ended September 30, 2006 are presented to show the effects of the acquisition as if it had occurred at the inception of Jibbitz (August 2, 2005).

The unaudited pro forma condensed consolidated financial statements do not purport to represent what our actual results of operations would have been had the acquisition occurred on the dates indicated or for any future period or date. The pro forma adjustments give effect to available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated balance sheets and statements of operations should be read in conjunction with the Company’s historical financial statements and related notes, as well as “Selected Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s previously filed Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Under business combination accounting, the total preliminary purchase price will be allocated to Jibbitz’s assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the assets acquired and liabilities assumed is recorded as goodwill. The preliminary allocation of the purchase price used in the unaudited pro forma condensed consolidated balance sheet is based on a preliminary valuation as if the acquisition occurred on September 30, 2006. The estimated fair values of identifiable intangibles assets have been determined with the assistance of an independent third-party valuation firm and such firm’s preliminary work. The Company’s estimates and assumptions are subject to change upon the finalization of the valuation.

The purchase price allocation presented herein is preliminary; accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected herein. Except for adjustments to identified intangible assets, assets and liabilities were valued at their respective carrying amounts, as the Company’s management believes that these amounts approximate their current fair values.

Based on a preliminary valuation, the total preliminary purchase price that would have been allocated to assets acquired and liabilities assumed if the acquisition had occurred on September 30, 2006 is as follows (in thousands) :

Working capital	1,960
Property, plant, and equipment	214
Identified intangible assets	1,670
Goodwill	6,833
Total preliminary purchase price	$10,677

2.                   Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows (in thousands):

(a)               Adjustments to cash and accrued liabilities to record the preliminary purchase price. Amounts are included for cash consideration paid and accrued liabilities for direct costs of the acquisition.

Purchase price	$(10,000)
Note payable and line of credit	(575)
Total decrease to cash	$(10,575)

Increase to accrued liabilities	$102

(b)            Adjustments to eliminate intercompany transactions.

(c)               Adjustment to deferred tax asset and income tax expense. Prior to the acquisition, Jibbitz was a limited liability company, which passed through all earnings and losses to the members. Prior to the acquisition, Jibbitz had no income tax expense or deferred tax assets or liabilities. Net deferred income taxes include adjustments related to deferred rent and employee vacation accrual.

(d)              Adjustment to prepaid expenses and cost of sales to reflect presentation used by Crocs.

(e)               Adjustment to record the preliminary estimate of goodwill. Goodwill represents the excess of the purchase price over the fair value of assets acquired and liabilities assumed.

(f)                 Adjustment to reflect the preliminary estimate of the fair value of intangible assets and the resulting increases in amortization expense. The Company determined that the tradenames have an indefinite life; as such, tradenames will not be amortized. Customer relationships are being amortized over the expected revenue stream. The preliminary estimated fair value of identifiable intangible assets was determined based on an independent third-party preliminary valuation.

	Historical Amount, Net	Preliminary Fair Value	Increase (Decrease) to Intangible Assets
Tradenames	$78	$150	$72
Customer relationships	—	1,520	1,520
Other Intangible Assets	131	—	(131)
Total	$209	$1,670	$1,461

Net increase to amortization expense for the period ending 12/31/05	$495

Net increase to amortization expense for the period ending 9/30/06	$721

(g)              Adjustments to reflect repayment of Jibbitz’s line of credit and note payable and to remove the related debt issuance costs and interest expense.

(h)              Adjustment to eliminate Jibbitz’s historical members’ equity.